Exhibit 21.1

COLUMBUS McKINNON CORPORATION

SUBSIDIARIES
(as of March 31, 2008)

CM Insurance Company, Inc. (US-NY)
Columbus McKinnon de Mexico, S.A. de C.V. (Mexico)
Columbus McKinnon de Uruguay, S.A. (Uruguay)
Columbus McKinnon do Brazil Ltda. (Brazil)
Columbus McKinnon de Panama S.A. (Panama)
Crane Equipment & Service, Inc. (US-OK)
Société d’Exploitation des Raccords Gautier (France)
Univeyor A/S (Denmark)
Univeyor Conveying Systems Ltd. (England)
Yale Industrial Products, Inc. (US-DE)
Egyptian-American Crane Co. (40% Joint Venture) (Egypt)
Audubon Europe S.a.r.l. (Luxembourg)
Columbus McKinnon Limited (Canada)
Yale Industrial Products Ltd. (England)
Yale Industrial Products GmbH (Germany)
Asia Hoist Co., Ltd. (Hong Kong)
Hangzhou LILA Lifting and Lashing Co. Ltd. (China)
Yale Hangzhou Industrial Products Co. Ltd. (China)
Columbus McKinnon Corporation Ltd. (England)
Yale Levage (France)
Columbus McKinnon Italia S.r.l. (Italy)
Yale Elevación Ibérica S.L. (Spain)
Yale Industrial Products Asia (Thailand) Co. Ltd.
Yale Industrial Products B.V. (The Netherlands)
Yale Industrial Products GmbH (Austria)
Yale Industrial Products Pty. Ltd. (South Africa)
Yale Lifting & Mining Products (Pty.) Ltd. (25% Financial Interest) (South Africa)
Yale Industrial Products Kft. (Hungary)